Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of WhiteHawk Minerals Corp. (formerly known as WhiteHawk Income Corporation) of our report dated March 31, 2025, relating to our audit of the consolidated financial statements of WhiteHawk Income Corporation and subsidiaries for the year ended December 31, 2024.

/s/ Whitley Penn LLP

Houston, Texas

June 10, 2026